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                                 EXHIBIT 22.1



Subsidiaries of LaserMaster Technologies, Inc.

     LaserMaster Corporation
     Digital Typeface Corporation


Subsidiaries of LaserMaster Corporation

     LaserMaster Europe, Ltd.
     LaserMaster Asia/Pacific, Ltd.
     ColorMasters, Inc.
     LaserMaster Export Corporation


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